Exhibit 4.34

Operating Agreement

This Operating Agreement (this “Agreement”) is entered into among the following parties in Beijing, PRC as of February 28, 2008:

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address:	12/F., Ideal International Plaza, No. 58 North-West 4th Ring, Haidian District, Beijing, PRC, 100080
Party B:	Beijing BaiduPay Science and Technology Co., Ltd.
Address:	Room 301, 3/F, Block D, Jia No. 18 Zhongguancun South Street, Haidian District, Beijing, PRC, 100081
Party C:	Jun Yu
ID No.:	310226197403045510
Party D:	Beijing Netcom Science Technology Co., Ltd.
Address:	12/F., Ideal International Plaza, No. 58 North-West 4th Ring, Haidian District, Beijing, PRC, 100080

WHEREAS:

1. Party A is a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of the People’s Republic of China (the “PRC”), which has the technology expertise and practical experience in the development and design of computer software, and also has rich experience and a team of professionals specializing in information technology and service;

2. Party B is a limited liability company duly incorporated and validly existing under PRC law, which carries out the business of individually operating third party payment platform (provide online payment for e-commerce);

3. Party C and Party D are shareholders of Party B, in which Party C owns 9% and Party D owns 91% of the equity interest;

4. Party A has established a business relationship with Party B by entering into an Exclusive Technology Consulting and Services Agreement ( the “Services Agreement”), a Web Layout Copyright License Agreement, a Trademark License Agreement and a Domain Name License Agreement;

5. Pursuant to the above-mentioned agreements between Party A and Party B, Party B shall pay certain sums of money to Party A. However, no account payable under those agreements has been paid, and the daily operations of Party B will have a material effect on Party B’s ability to pay such account payable to Party A;

NOW THEREFORE, through negotiations, all parties to this Agreement hereby agree as follows:

1. Party A agrees, subject to the satisfaction of the relevant provisions herein by Party B, to be the guarantor of Party B in the contracts, agreements or transactions entered into between Party B and any third party in connection with Party B’s business and operations, to provide full guarantees for the performance of such contracts, agreements or transactions by Party B. As counter-guarantee, Party B agrees to pledge the accounts receivable in its operations and all of its assets to Party A. According to the aforesaid guarantee arrangement, Party A, when necessary, is willing to enter into written guarantee contracts with Party B’s counterparties to assume the guarantor’s liabilities. Party B, Party C and Party D shall take all necessary actions (including, but not limited to, executing the relevant documents and filing the relevant registrations) to carry out the counter-guarantee arrangement with Party A.

2. In consideration of the requirements of Article 1 hereof and to ensure the performance of the various business agreements between Party A and Party B and the payment by Party B of the amounts payable to Party A thereunder, Party B, together with its shareholders Party C and Party D, hereby jointly agree that, without Party A’s prior written consent, Party B shall not engage in any transaction that may materially affect its assets, liabilities, rights or operations (except that Party B may, in the ordinary course of its business, enter into business contracts or agreements, sell or purchase assets and create liens in favor of relevant counter parties as required by law.), including, but not limited to, the following:

2.1 To borrow money from any third party or assume any debt;

2.2 To sell to or acquire from any third party any asset or rights, including, but not limited to, any intellectual property rights;

2.3 To provide guarantee for any third party using its assets or intellectual property rights as collaterals; or

2.4 To assign to any third party its business contracts.

3. In order to ensure the performance of the various business agreements between Party A and Party B and the payment by Party B of the amounts payable to Party A thereunder, Party B, together with its shareholders Party C and Party D, hereby jointly agree to accept advices and guidance provided by Party A from time to time relating to its corporate policies on matters such as employment and dismissal of employees, daily operations and management, and financial management.

4. Party B, together with its shareholders Party C and Party D, hereby jointly agree that Party C and Party D shall appoint candidates recommended by Party A as directors of Party B, and Party B shall appoint Party A’s senior executive officers recommended by Party A as its president, chief financial officer and other senior executive officers. If any of the above-mentioned senior executive officers of Party A leaves Party A, whether voluntarily or as a result of dismissal by Party A, he or she shall also lose his/her right to hold any position at Party B, and Party B shall appoint other senior executive officers of Party A recommended by Party A to fill such a position. The persons recommended by Party A in accordance with this Article 4 shall comply with the legal requirements regarding the qualifications of directors, presidents, chief financial officers, and other senior executive officers.

5. Party B, together with its shareholders Party C and Party D, hereby jointly agree and confirm that Party B shall first seek a guarantee from Party A if Party B needs any guarantee for its performance of any of its contracts or for any borrowing for working capital purposes in the course of its operations. In such cases, Party A shall have the right, but not the obligation, to provide the appropriate guarantee to Party B at Party A’s sole discretion. If Party A decides not to provide such a guarantee, Party A shall immediately issue a written notice to Party B and Party B may seek a guarantee from third parties.

6. In the event that any of the agreements between Party A and Party B terminates or expires, Party A shall have the right, but not the obligation, to terminate all agreements between Party A and Party B including, but not limited to, the Services Agreement.

7. Any amendment or supplement to this Agreement shall be made in writing. The amendment or supplement duly executed by all parties shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

8. Should any provision of this Agreement be held invalid or unenforceable because of inconsistency with applicable laws, such provision shall be invalid or unenforceable only to the extent of such applicable laws without affecting the validity or enforceability of the remainder of this Agreement.

9. Party B shall not assign its rights and obligations under this Agreement to any third party without the prior written consent of Party A. Party B hereby agrees that Party A may assign its rights and obligations under this Agreement as Party A sees fit, in which case Party A only needs to give a written notice to Party B and no further consent of Party Bs is required.

10. Each party acknowledges and confirms that any oral or written materials exchanged pursuant to this Agreement are confidential. Each party shall keep confidential all such materials and not disclose any such materials to any third party without the prior written consent from the other party except in the following situations: (a) such materials are or will become known by the public (through no fault of the receiving party); (b) any materials as required to be disclosed by the applicable laws or rules of the stock exchange; or (c) any materials disclosed by each party to its legal or financial advisors relating to the transactions contemplated by this Agreement, and such legal or financial advisors shall comply with the confidentiality provisions set forth in this Article 10. Any disclosure of confidential information by the personnel of any party or by the institutions engaged by such party shall be deemed as a disclosure by such party, and such party shall be liable for the breach under this Agreement. This Article 10 shall survive the invalidity, cancellation, termination or unenforceability of this Agreement for any reason.

11. This Agreement shall be governed by and interpreted in accordance with the laws of the PRC.

12. Any dispute arising in connection with the interpretation and performance of the provisions of this Agreement shall be resolved by the parties in good faith through negotiations. In case no resolution can be reached by the parties through negotiations, either party may refer such dispute to the China International Economic and Trade Arbitration Commission (the “CIETAC”) for arbitration in accordance with CIETAC’s arbitration rules then in effect. The seat of arbitration shall be in Beijing, and the language of the proceedings shall be Chinese. The arbitral award shall be final and binding upon both of the Parties.

13. This Agreement shall be executed by a duly authorized representative of each party and become effective as of the date first written above.

14. Notwithstanding Article 13 hereof, once effective, this Agreement shall constitute the entire agreement of the parties hereto with respect to the subject matters hereof and supersede all prior oral and/or written agreements and understandings by the parties with respect to the subject matters hereof.

15. The term of this Agreement is ten (10) years unless terminated earlier in accordance with the provisions of this Agreement or related agreements entered into by the parties. This Agreement may be extended only with the written consent of Party A before its expiration. The term of the extension shall be decided by the parties through negotiation. If the duration of operation (including any extension thereof) of Party A or Party B is expired or terminated for other reasons within the aforesaid term of this Agreement, this Agreement shall be terminated simultaneously, unless such party has already assigned its rights and obligations hereunder in accordance with Article 9 hereof.

16. This Agreement will terminate on the expiration date unless it is renewed in accordance with the relevant provision herein. During the term of this Agreement, Party B shall not terminate this Agreement. Notwithstanding the above stipulation, Party A shall have the right to terminate this Agreement at any time by issuing a thirty (30) days’ prior written notice to Party B.

17. This Agreement shall be executed in four originals, with each party holding one original. All originals shall have the same legal effect.

IN WITNESS THEREOF, each party hereto has caused this Agreement to be duly executed by himself/herself or a duly authorized representative on its behalf as of the date first written above.

Party A: Baidu Online Network Technology (Beijing) Co., Ltd.

Authorized Representative: /s/	Haoyu Shen
Seal: [Baidu Online Network Technology (Beijing) Co., Ltd. seal]

Party B: Beijing BaiduPay Science and Technology Co., Ltd.

Authorized Representative: /s/	Jun Yu
[Beijing BaiduPay Science and Technology Co., Ltd. seal]

Party C: Jun Yu

Signature: /s/	Jun Yu

Party D: Beijing Netcom Science Technology Co., Ltd.

Signature:
/s/  Robin Yanhong Li
Seal: [Beijing Netcom Science Technology Co., Ltd. seal]

Exhibit 4.34

Supplementary Agreement to the Operating Agreement

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address:	12/F., Ideal International Plaza, No. 58 North-West 4th Ring, Haidian District, Beijing
Party B:	Beijing BaiduPay Science and Technology Co., Ltd.
Address:	301 3/F, Jia 18 Zhongguancun Nandajie, Haidian District, Beijing
Party C:	CAI Hu
ID No.	320106197212162416
Party D:	Beijing Baidu Netcom Science Technology Co., Ltd.
Address:	12/F., Ideal International Plaza, No. 58 North-West 4th Ring, Haidian District, Beijing

(Collectively, the “Parties”)

WHEREAS

1. Party A, Party B, Party C and YU Jun, being an original shareholder of Party B, have made a certain Operating Agreement dated February 28, 2008 (the “Original Agreement”); and

2. Party C is a shareholder of Party B, and Party B’s current shareholders comprise of Party D and Party C.

NOW, THEREFORE, the Parties agree through friendly negotiation to amend the Original Agreement as follows on April 22, 2010:

1. The Parties agree to amend Section 5 of the Original Agreement as follows:

The original term which reads:

“Party B, together with its shareholder Party C, hereby jointly agree and confirm that Party B shall first seek a guarantee from Party A if Party B needs any guarantee for its performance of any of its contracts or for any borrowing for working capital purposes in the course of its operations. In such cases, Party A shall have the right, but not the obligation, to provide the appropriate guarantee to Party B at Party A’s sole discretion. If Party A decides not to provide such a guarantee, Party A shall immediately issue a written notice to Party B and Party B may seek a guarantee from third parties.”

Is amended as:

“Party B, together with its shareholder Party C, hereby jointly agree and confirm that Party B shall first seek a guarantee from Party A if Party B needs any guarantee for its performance of any of its contracts or for any borrowing for working capital purposes in the course of its operations. In such cases, Party A shall have the obligation to provide appropriate guarantee to Party B at Party A’s sole discretion.”

2. This Agreement is an integral part of this Agreement. If there is any consistency between this Agreement and the Original Agreement, this Agreement shall prevail. Any matter that is not provided under this Agreement shall be governed by the Original Agreement.

3. This Agreement is made in four counterparts with each Party holding one copy. Each copy has the same legal effect and will be effective upon signature and affixture of seals by the Parties.

Party A: Baidu Online Network Technology (Beijing) Co., Ltd.

By	/s/ Legal representative/authorized representative
(seal of Baidu Online Network Technology (Beijing) Co., Ltd.)

Party B: Beijing BaiduPay Science and Technology Co., Ltd.

By	/s/ Legal representative/authorized representative
(seal of Beijing BaiduPay Science and Technology Co., Ltd.)

Party C: CAI Hu

By	/s/ CAI Hu

Party D: Beijing Baidu Netcom Science Technology Co., Ltd.

By	/s/ Legal representative/authorized representative
(seal of Beijing Baidu Netcom Science Technology Co., Ltd.)

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